Exhibit 21.0

List of Subsidiaries

Registrant: Jefferson Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Jefferson Federal Bank	100%	United States

Jefferson Federal Bank

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Jefferson Service Corporation of Morristown, Tennessee, Inc.	100%	Tennessee